UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 17, 2010

HAWAIIAN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31443	71-0879698
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3375 Koapaka Street, Suite G-350

Honolulu, HI  96819

 (Address of principal executive offices, including zip code)

(808) 835-3700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events

On April 16, 2010, Hawaiian Holdings, Inc. (the “Registrant”) filed a proxy statement with the Securities and Exchange Commission relating to its annual meeting of stockholders to be held on May 26, 2010.  In the proxy statement, the Registrant submitted a proposal to approve certain amendments to, and the material terms of, the Registrant’s 2005 Stock Incentive Plan.

Burn Rate Commitment

The Registrant commits to its stockholders, contingent on approval by the Registrant’s stockholders of Proposal Three relating to the Registrant’s 2005 Stock Incentive Plan as set forth in the Registrant’s proxy statement dated April 16, 2010, that for the next three fiscal years, beginning with the current fiscal year 2010 and continuing through fiscal year 2012, that the Registrant’s total “burn rate” for stock awards shall not exceed 2.66% per year on average for such fiscal years (which is the blended average of applicable gross burn rate thresholds for the Transportation segment of the Russell 3000, as published by RiskMetrics Group for its policy years 2009 and 2010).  “Burn rate” is defined as the number of shares subject to stock awards granted in a fiscal year divided by the weighted average number of shares of Registrant’s common stock outstanding (basic) at fiscal year end.  For purposes of calculating the number of awards granted in each of 2010, 2011 and 2012, (i) awards of stock options and stock appreciation rights will count as one share, and (ii) awards of restricted stock, restricted stock units, deferred stock units or other full value awards will count as 1.5 shares.  This limitation applies to all awards that can result in the delivery of shares and, unlike other 2005 Stock Incentive Plan terms, applies to stock awards granted under the 2005 Stock Incentive Plan and any other equity compensation plan, but excluding awards assumed in acquisitions, qualified employee stock purchase plans, and certain other tax-qualified plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWAIIAN HOLDINGS, INC.

Date: May 17, 2010	By:	/s/ Hoyt H. Zia
Hoyt H. Zia
Secretary